Exhibit 5.1

[Bybel Rutledge LLP Letterhead]

February 3, 2014

Board of Directors

Fidelity D & D Bancorp, Inc.

Blakely and Drinker Streets

Dunmore, PA 18512

RE:Fidelity D & D Bancorp, Inc. Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 Dividend Reinvestment and Stock Purchase Plan

Our File No.: 114-009

Ladies and Gentlemen:

We have acted as Special Corporate Counsel to Fidelity D & D Bancorp, Inc., a Pennsylvania business corporation (the “Corporation”), in connection with the filing of a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the registration statement on Form S-3 (Registration No. 333-183216) (the “Registration Statement”) pertaining to the Corporation’s 2012 Dividend Reinvestment and Stock Purchase Plan (the “Plan”) for the registration of 500,000 shares of common stock, no par value per share, to be filed with the U.S. Securities & Exchange Commission for issuance under the Plan. The Board of Directors of the Corporation amended and restated the Plan by resolutions adopted on January 15, 2014. The Post-Effective Amendment relates to 432,415 shares of common stock previously registered by the Registration Statement that are to be issued in connection with the amended and restated Plan.

In connection with the Registration Statement, we have examined the following documents:

•	The Corporation’s Articles of Incorporation, as amended;
•	The Corporation’s amended and restated Bylaws;
•	Resolutions adopted by the Corporation’s Board of Directors relating to the amended and restated Plan and Post-Effective Amendment as certified by the Secretary of the Corporation;
•	The amended and restated Plan; and
•	The Post-Effective Amendment.

Board of Directors

Fidelity D & D Bancorp, Inc.

February 3, 2014

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies thereof. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

On the basis of the foregoing and in reliance thereon, it is our opinion that the Corporation’s common stock, no par value per share, issuable under the amended and restated Plan, when issued in accordance with the terms, conditions and provisions of the amended and restated Plan and the Post-Effective Amendment to the Registration Statement will be legally and validly issued, fully paid and non-assessable.

In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

We consent to the use of this opinion as an exhibit to the Corporation’s Post-Effective Amendment to the Registration Statement on Form S-3 and to the reference to our firm appearing in the prospectus filed as part of the Post-Effective Amendment to the Registration Statement, filed by the Corporation with the U.S. Securities & Exchange Commission relating to the Plan, as well as to any amendments or supplements thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended or the rules and regulations thereunder.

Very truly yours,

/s/ Bybel Rutledge LLP

BYBEL RUTLEDGE LLP